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                                                                    EXHIBIT 99.1

                  INNOFONE SIGNS SHARE EXCHANGE AGREEMENT WITH
                     DIGITAL MICRO DISTRIBUTION CANADA INC.

Toronto, September 10, 2001 - Innofone.com Inc. (OTCBB: INNF) today announced that it has signed an Agreement and Plan of Reorganization to acquire all of the shares of Digital Micro Distribution Canada Inc.(DMD) in exchange for shares of Innofone.com, Inc. Completion of the transaction is subject to obtaining necessary regulatory and third party consents and satisfaction of customary conditions to closing. Innofone cautions that there can be no assurance that the transaction will be consummated.

Under the terms of the agreement, Innofone will issue approximately 67,000,000 shares of its common stock for all of the issued and outstanding common stock of DMD. The Exchange Shares have not been registered under the Securities Act of 1933, as amended ("Act"), in reliance upon exemptions from registration provided by Section 4(2) of the Act and Rule 506 under the Act and under the securities or blue sky laws of applicable states or any rules or regulations promulgated thereunder, on the grounds that the transactions contemplated in this Agreement do not involve any public offering. DMD would receive Exchange Shares, which are "restricted securities" as that term is defined in Rule 144(a) of the General Rules and Regulations under the Act and must be held indefinitely, unless they are subsequently registered under the Act or an exemption from such registration requirements is available for their resale. If the transaction is completed, the company will have 100,000,000 common shares issued and DMD will become the sole operating subsidiary of Innofone. The company intends to provide further details of the transaction prior to the completion of the acquisition.

DMD is an industry leader in the disassembly and distribution of used/refurbished, end of line new personal computers, servers, peripherals and components. DMD core business is acting as a clearing house and distribution center for the hundreds of thousands of used off-lease computers, monitors and printers that are surplus to major Corporations on an annual basis. Further information on DMD is currently available through their website at www.digitalmicro.net. Information on the DMD website has been prepared solely by DMD and its agents and representatives. Innofone takes no responsibility for any representations or content contained in the DMD website.

Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the risks associated with negotiating and closing the transaction, the effect of changing economic conditions, competition in the refurbished computer industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Innofone's actual results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and Innofone undertakes no obligation to publicly update any forward- looking statements to reflect new information, events or circumstances after the date of this release.

Contact:  Larry Hunt, Innofone.com Incorporated (954) 315-0341
          Sumit Majumdar, Digital Micro Distribution (905) 637-9442 ex 241